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                                                                  Exhibit 10.59


                       [FORM OF] SHAREHOLDER AGREEMENT


                  THIS SHAREHOLDER AGREEMENT ("Agreement") is made as of the 30th day of July, 1997 by and among _______, ("Individual" or "Shareholder"), and Noble International, Ltd., a Michigan corporation, with its principal offices at 33 Bloomfield Hills Pkwy., Ste. 155, Bloomfield Hills, MI 48304 (the "Corporation").

         WHEREAS, the Corporation is the sole and/or majority shareholder of several companies engaged in, among other things, the automobile parts supply business (the "Subsidiaries")(the Corporation and the Subsidiaries are collectively referred to as the "Corporation");

         WHEREAS, Shareholder is an officer, director or employee of the Corporation;

         WHEREAS, the Shareholder is the beneficial and/or actual owner of certain shares of the Corporation (the "Shares" and/or "Stock") and has previously entered into a form of shareholder agreement with the Corporation;

         WHEREAS, the Corporation is undertaking an initial public offering of its stock ("IPO"). In conjunction with the IPO the number of Shares currently owned by Shareholder will be split at an approximate rate of 320:1 (the "IPO Split");

         WHEREAS, the Shareholder and the Corporation wish to amend the prior shareholder agreement and have concluded after due deliberation that it is in their mutual interest to require certain restrictions on the sale or transfer of Shares as well as the purchase price of such Shares in the event that Shareholder leaves the employment of the Corporation and thereby wish to amend all previous shareholder agreements.

         NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other valuable consideration, the receipt of which is acknowledged, the parties to this Agreement agree as follows:


                                    Article I
                           SHARE TRANSFER RESTRICTION

         1. Prohibition Against Transfers. The Shareholder shall not sell, assign, transfer, give, donate, pledge, deposit, alien, or otherwise encumber or dispose of any share of the Stock now or hereafter held by him, except as permitted by this Agreement and in accordance with its terms. The Corporation shall not cause or permit the transfer of any share of the Stock to be made on its books unless the transfer is permitted by this Agreement, and has been made in accordance with its terms.


         2. Exempted Transfers. The prohibition in Paragraph 1.01 shall not apply to a transfer of an interest in the shares of the Corporation (a) to a self-trusteed revocable living trust, all of whose beneficiaries are members of the Shareholder's immediate family. The trustee of the revocable trust shall receive and hold such shares of the Stock



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                  subject to the terms of this Agreement and the obligations hereunder of the Shareholder, and (b) that has been approved in writing by all of Member's of the Corporation's Board of Directors having general voting rights.


                                   Article II
                                 BUY-OUT RIGHTS

         1. Events Triggering a Buy-Out Right. The following events shall trigger the Corporation's Buy-Out right.

                  A. Termination of Employment. If Shareholder who is employed by the Corporation or any of its Subsidiaries, on a part-time or full-time basis, or as an officer, director, or consultant ceases to be employed by the Corporation for any reason other than death, whether the termination results from retirement because of age under a retirement policy adopted by the Corporation that applies to the Shareholder, voluntary termination of employment, termination of employment by the mutual consent of the Shareholder and the Corporation, or termination by the unilateral act of the Corporation with or without cause pursuant to the Corporation's at-will employment policy, then the Corporation shall have an option to purchase, or cause to be purchased, in accordance with the procedures set forth in Article III, all (but not less than all) of the terminated Shareholder's Shares at the price and on the other terms set forth below.

                  B. Death. In the event that a Shareholder who is employed by the Corporation shall die the Corporation shall have an option to purchase, or cause to be purchased, in accordance with the procedures set forth below, all (but not less than all) of the Deceased Shareholder's shares at the price and on the other terms set forth below.

                  C.       Transfers by Operation of Law. In the event that any
                           Shareholder:

                           i. Files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors;

                           ii. Is subjected involuntarily to such a petition or assignment or to an attachment of other legal or equitable interest with respect to his shares in the Corporation and such involuntary petition, assignment, or attachment is not discharged within thirty (30) days after its effective date; or

                           iii.      Is subjected to any other possible
                                     involuntary transfer of his Shares in the Corporation by legal process, including, without limitation, an assignment or transfer pursuant to a divorce decree, then the



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                                    Corporation shall have an option to
                                    purchase, or cause to be purchased, in
                                    accordance with the procedures set forth in
                                    Article III, all (but not less than all) of the terminated Shareholder's shares at the price and on the other terms set forth in
                                    Article III.

         2. Notification. Except as otherwise provided, whenever the Corporation has an option to purchase, or cause to be purchased, the shares of Shareholder pursuant to one or more of the events triggering a buy-out, then within five (5) days after the date the Corporation's Secretary receives written notification that an event triggering a buy-out right has occurred, the Corporation will call a special meeting of the Board of Directors, to be held no more than ten (10) days after the call, to decide whether the Corporation should purchase all (but not less than all) the Shares owned by the Shareholder whose shares are subject to the Buy-Out right. The Corporation shall, within five (5) days of the meeting, notify the Shareholder of its intention to acquire the Shares.


                                   Article III
                                 PURCHASE PRICE

         1. Purchase Price and Terms. In the event that Corporation exercises its option to acquire Shareholder's Shares pursuant to Article II above, the purchase price for Shares shall be as follows:

                  A. If the option is exercised between June 1, 1997 and December 31, 1997, the purchase price shall be the greater of $157 per share for each share of the Corporation held by the Shareholder prior to the effect of the IPO split or the book value per share as identified in the Corporation's December 31, 1996 financial statement.

                  B. If the option is exercised between January 1, 1998 and December 31, 1998, the purchase price shall be fifty percent (50%) of the equivalent book value per share of the Corporation as of December 31, 1997 for each Share of the Corporation held by the Shareholder prior to the effect of the IPO Split.

                  C. If the option is exercised between January 1, 1999 and December 31, 1999, the purchase price shall be seventy-five percent (75%) of the equivalent book value per share of the Corporation as of December 31, 1998 for each Share of the Corporation held by the

                           Shareholder prior to the effect of the IPO Split.

                  D. For purposes of illustration only and not by way of warranty, representation or guaranty, in the event that the Corporation exercises its Option in 1999, for a Shareholder who owns 20 Shares of the Company prior to the IPO, with a IPO Split of 320:1, and a book value equivalent per share of $1,148.94, the Shareholder would receive a purchase price for his Shares of $17,234.00.



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                           Book Value Equivalent (($27,000,000(Noble 1998 book
                           value)/7,520,000(number of shares)*320)=$1,149/share
                           (pre-split)*20(pre-split shares)*0.75=$17,234.00

                           i. Book Value For purposes of paragraph 4(a), "book value" shall be defined as the Shareholder's equity of the Corporation as determined by the Corporation's independent accountant in accordance with the Corporation's usual method of accounting.

                           ii. Closing The closing of any purchase of Shares and the payment therefore shall be held at a time and place to be agreed by the parties, but in no event later than thirty
                                    (30) days after the triggering event set forth in Article II hereof.

                           iii. Certificates. At closing, the certificate(s) representing the shares of the Stock being sold shall be delivered by the Shareholder to the Corporation, duly endorsed for transfer, with the necessary documentary and transfer tax stamps, if any, affixed by the selling Shareholder along with a full and final release of any and all claims that Shareholder may have against the Corporation.


                                   Article IV
                                  MISCELLANEOUS

         1. Action by the Corporation. If the Corporation is unable to make any purchase of Stock required under this Agreement due to provisions of applicable statutes, its Articles of Incorporation or Bylaws, the Corporation agrees to take such action as may be necessary to permit the Corporation to make such purchases, and the Shareholder agrees that they will also take such action as may be necessary for the Corporation to make such purchases.

         2. Specific Performance. The parties agree that any violation of this Agreement (other than a default in the payment of money) cannot be compensated for by damages, and any aggrieved party shall have the right, and is hereby granted the privilege, of obtaining specific performance of this Agreement in any court of competent jurisdiction in the event of any breach hereunder.


         3. Stock Certificates to be Marked with Legend. Each certificate held by Shareholder representing shares of common stock of the Corporation now or hereafter held by him shall be imprinted with a legend in substantially the following form:

                             The sale, transfer or disposition of the shares of stock represented by this certificate is restricted under the



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                             terms of a Shareholder Agreement a copy of which is
                             on file at the office of the Corporation.

                  Shareholder agrees to submit each certificate held by him to the Corporation within a reasonable time after the execution of this Agreement for the purpose of placing this legend thereon.

         4. Termination. This Agreement shall terminate upon the occurrence of one or more of the following events, or as otherwise provided by law:

                  A. dissolution, bankruptcy, or receivership of the Corporation;

                  B.       mutual consent of the parties;

                  C. Upon the transfer of all of the shares of the Corporation in connection with a merger, acquisition, consolidation, or share exchange except a merger, acquisition, consolidation, or share exchange which effects a mere change in form or domicile of the Corporation without substantially changing respective shareholdings of the Shareholders; or

                  D.       January 1, 2000.

                  Upon termination the share certificates held by Shareholder shall be surrendered to the Corporation, which shall issue new certificates for the same number os shares but without the endorsement required by paragraph 4.03.

         5. Voting. The parties resolve and agree that all acts which may be voted upon by the Shareholders or which require Shareholder action may be undertaken by the Corporation, or its Directors or officers upon the affirmative vote or consent of the Shareholders owning a simple majority of the shares of Stock of the Corporation.

         6.       Additional Matter

                  A. All terms of this Agreement shall inure to and be binding upon the parties hereto, and their heirs, personal representatives, successors, and assigns.

                  B. The parties hereto expressly acknowledge that this Agreement constitutes the entire contract between the parties concerning transfer restrictions and buy-out rights of the Corporation's shares and that, unless otherwise provided in this Agreement, any other agreements or understandings, oral or written, previous or contemporaneous of any nature with respect to such matters are hereby superseded and revoked and shall be of no further force and effect.

                  C. The parties acknowledge that legal counsel preparing this Agreement was representing the Corporation ("General Counsel"), and that i) Shareholder has been advised to seek independent counsel, ii) Shareholder has had the opportunity to seek the advice of independent counsel, and iii) Shareholder has received no representations from General Counsel about the tax consequences of this Agreement.



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                  D.       In the event that any provision of this Agreement is
                           declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement, and the balance of the Agreement shall remain in effect giving full effect to the intent of the parties and the meaning of this Agreement.

                  E. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and fully performed within such State, and the parties consent to the jurisdiction of the Courts of record of Michigan for all proceedings in connection with this Agreement.

                  F. Any notice which is permitted or required under this Agreement shall be duly given if in writing and either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

                           If to the Corporation:  Michael C. Azar, Esq.
                                                   Noble International, Ltd.
                                                   33 Bloomfield Hills Pkwy.
                                                   Ste, 155
                                                   Bloomfield Hills, MI 48304

                           If to a Shareholder:    at the address on file in
                                                   the records of the
                                                   Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its President, and the Shareholder has hereunto set his/her hand as of the date and the year first above written.

                                                   ____________________________

                                                   _______________, Shareholder


                                                   Noble International, Ltd.

                                                   By:_________________________

                                                   Its:________________________